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                                                                  EXHIBIT (4)(d)

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

                                   ENDORSEMENT

The Annuity Certificate to which this Endorsement is attached is amended as follows:

The Partial Withdrawal or Surrender provision has been replaced by the following:

                            PARTIAL WITHDRAWAL OPTION

This Option allows the Annuitant a limited option to take a partial withdrawal during what is termed the Guaranteed Period. The Guaranteed Period, which can equal but never exceed the life expectancy of the Annuitant, or the joint lives of the Annuitant and Joint Annuitant, if any, is determined by applicable tables published by the Internal Revenue Service. Annuity payments will be guaranteed for both Fixed Annuity Income and Variable Annuity Income options available under the Certificate, but the Guaranteed Period for Variable Income payments may be reduced by partial withdrawals.

A partial withdrawal is subject to the following restrictions:

a)  the minimum partial withdrawal amount shown on the Certificate Schedule;
    and,
b)  the partial withdrawal is restricted to an amount that allows at least five
    (5) years of Guaranteed Period for Variable Income payments to remain in the annuity after the withdrawal.

A partial withdrawal will reduce each future Variable Annuity Income payment, both Guaranteed Period and life contingent, by an equal amount; and will also reduce the length of the Guaranteed Period for Variable Annuity Income payments.

All partial withdrawals are applicable only to Variable Annuity Income payments. No Fixed Annuity Income payments may be used in determining withdrawal values, and neither the amount of Fixed Annuity Income payments nor the Guaranteed Period for such payments will be affected by partial withdrawals. Transfers from Variable Annuity Subaccounts to Fixed Annuity Income will diminish the availability of partial withdrawals.

Calculating the Partial Withdrawal

The partial withdrawal benefit shall be paid in a lump sum to the Annuitant and shall be due upon Our receipt of a proper request for implementation of this option, mailed or delivered to Us at an address We designate.

Partial withdrawals will reduce the present value of future Variable Annuity Income payments during the Guaranteed Period, subject to the restriction that at least five (5) years of Guaranteed Period remain for Variable Income after the withdrawal occurs. The present value is calculated by discounting the Variable Annuity Income payments at the Assumed Investment Return, and with consideration to any fees charged for a partial withdrawal. The future Variable Annuity Income payment amount we use in this calculation is determined by multiplying the Annuity Unit Value next computed after We receive the request by the current number of Annuity Units for each Subaccount, and summing for all Subaccounts.

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A partial withdrawal will reduce all future Variable Annuity Income payments by an equal amount, and the remaining length of the Guaranteed Period will also be reduced. The specific amount by which future Variable Annuity Income payments and the Guaranteed Period will be reduced is affected by:
1.  the amount of the withdrawal requested;
2.  the Guaranteed Period remaining at the time a withdrawal is requested;
3.  the age and sex of the Annuitant(s); and,
4.  the Form of Annuity.

We will take partial withdrawals from the Subaccounts in which the annuity is then invested in the same proportion as the value invested in each Subaccount on the date of the partial withdrawal. We reserve the right to charge a fee for partial withdrawals, which will be deducted from the lump sum payment at the time a partial withdrawal is effected. Such fee will be shown on the Certificate Schedule.

The effective date of this Endorsement is the Certificate Date.

               SIGNED AT THE HOME OFFICE ON THE CERTIFICATE DATE.


                                        /s/  DAVID J. DIETZ
                                        -------------------

                                        President

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